EXHIBIT 99.1

WC PARTNERS EXECUTIVE IV, L.P.

By:	Wynnchurch Partners IV, L.P., its General Partner

By:	Wynnchurch Management, Ltd., its General Partner

By:	/s/ Christopher P. O'Brien
Name: Christopher P. O’Brien Title: Executive Vice President